To the Members of the Audit Committee
Sinocoking Coal and Coke Chemical Industries, Inc.

We consent to the incorporation by reference in the Registration Statement (Form S-3 Amendment No. 2) of Sinocoking Coal and Coke Chemical Industries, Inc. of our reports dated September 13, 2011 with respect to the consolidated financial statements and internal control over financial reporting of Sinocoking Coal and Coke Chemical Industries, Inc. included in the Annual Report (Form 10-K) for the year ended June 30, 2011, and to the reference to our firm under the heading “Experts”.

/s/ Friedman LLP

New York, New York
February 15, 2012